Exhibit 99.1

Investor Relations:
Geoffrey M. Boyd
Chief Financial Officer
612-436-6486

Media Inquiries:
Jenna Soule
Sr. Manager, Corporate Communications
612-436-6426

For Immediate Release

Eschelon Telecom, Inc. Completes Bond Redemption

Minneapolis, MN – September 19, 2005 Eschelon Telecom, Inc. (NASDAQ: ESCH) — Eschelon Telecom, Inc., a provider of voice, data, Internet services and business telephone systems, announced today that it completed on September 15 its previously-announced redemption of 35 percent of its outstanding 8 3/8% senior second secured notes due 2010.

The company used a portion of the proceeds from its recently completed initial public offering to complete the redemption, which reduced the company’s outstanding debt level by $50 million.  With the redemption complete, the company’s current debt level is now approximately $97 million, including both its senior second secured notes and its capital lease obligations.

“We’re very pleased to have completed our bond redemption as planned using the proceeds from our recently completed initial public offering,” stated Richard Smith, President and CEO of Eschelon Telecom, Inc.  “We now have one of the best balance sheets in the CLEC industry. With our proven ability to execute our business model, Eschelon is in an excellent position to move forward with our previously-announced colocation expansion plan and to continue looking selectively at potential acquisitions.”

About Eschelon Telecom, Inc.

Eschelon Telecom, Inc. is a facilities-based competitive communications services provider of voice and data services and business telephone systems in 19 markets in the western United States.  Headquartered in Minneapolis, Minnesota, the company offers small and medium-sized businesses a comprehensive line of telecommunications and Internet products.   Eschelon currently employs approximately 1,134 telecommunications/Internet professionals, serves over 50,000 business customers and has approximately 400,000 access lines in service throughout its markets in Minnesota, Arizona, Utah, Washington, Oregon, Colorado, Nevada and California.

Forward Looking Statements

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  The forward-looking statements are based on Eschelon Telecom’s current intent, belief and expectations.  These statements are not guarantees of future performance and are subject to certain risks and uncertainties that are difficult to predict.  Actual results may differ materially from these forward-looking statements because of the company’s history of losses, ability to maintain relationships with RBOCs, substantial indebtedness, intense competition, dependence on key management, changes in government regulations, and other risks that may be described in the company’s filings with the Securities and Exchange Commission.  Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date.  Eschelon Telecom undertakes no obligation to update or revise the information contained in this announcement, whether as a result of new information, future events or circumstances or otherwise.

Contacts:

Media: Jenna Soule, Sr. Manager, Corporate Communications. 612-436-6426

Investors: Geoff Boyd, Chief Financial Officer, 612-436-6486